UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

MAGICJACK VOCALTEC LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

MAGICJACK VOCALTEC LTD.
12 Benny Gaon Street, Building 2B
Poleg Industrial Area, Netanya, Israel 42504

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

We will hold the annual general meeting of shareholders of magicJack VocalTec Ltd. (the “Company”) at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Round Building, 39th Floor, Tel Aviv 6701101 at 10:00 a.m. Israel time on July 8, 2015, or at any adjournments thereof (the “Meeting”).

The agenda for the Meeting is as follows:

1.
To approve the re-election of Mr. Donald A. Burns, Mr. Richard Harris, Dr. Yuen Wah Sing and Mr. Gerald Vento to serve as directors of the Company until the next annual general meeting of shareholders to be held in 2016 and until their successors have been duly elected and qualified;

2.	To approve the re-election of Yoseph Dauber to serve as an external director of the Company for a term of three years in accordance with the provisions of the Israeli Companies Law;
3.	To approve a one year extension of the Employment Agreement with Mr. Vento;
4.	Advisory vote on executive compensation;
5.
To approve the reappointment of BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) as the Company’s independent registered public auditor for the year ending December 31, 2015 and authorize the Company’s Board of Directors, subject to the approval by the Audit Committee, to fix the compensation of the auditors in accordance with the volume and nature of their services; and

6.	To transact such other business as may come properly before the Meeting or any adjournments thereof.

These proposals are described more fully in the attached proxy statement, which we urge you to read in its entirety.

Only shareholders of record at the close of business on May 29, 2015 will be entitled to attend and vote at the Meeting.  This notice and the accompanying proxy statement and proxy card are being first mailed to shareholders on or about June 3, 2015.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you intend to attend the Meeting in person, please take the time to vote your shares by completing, signing and promptly mailing the enclosed proxy card to us in the enclosed, postage-paid envelope.  If you attend the Meeting, you may vote in person, whether or not you have already executed and returned your proxy card.  You may revoke your proxy card not later than two (2) hours prior to the scheduled time of the Meeting or at the Meeting itself if you attend the Meeting.  If you revoke your proxy, you may only vote by attending the Meeting in person. If you have any questions, please feel free to call Mr. Jose Gordo, the Company’s Chief Financial Officer, at (561) 749-2255.

 By Order of the Board of Directors,

MAGICJACK VOCALTEC LTD

Gerald Vento

Chief Executive Officer & President

June 3, 2015

MAGICJACK VOCALTEC LTD.
12 Benny Gaon Street, Building 2B
Poleg Industrial Area, Netanya, Israel 42504

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to the holders of ordinary shares, no par value, of magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (referred to as “we,” “us” or the “Company”), in connection with the solicitation by the Company’s board of directors (the “Board”) of proxies for use at the Company’s annual general meeting of shareholders or any adjournment thereof (the “Meeting”).  The Meeting will be held on July 8, 2015 at 10:00 a.m. Israel time at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Round Building, 39th Floor, Tel Aviv 6701101.

At the Meeting, you will be requested to approve the following matters:

1.
To approve the re-election of Mr. Donald A. Burns, Mr. Richard Harris, Dr. Yuen Wah Sing and Mr. Gerald Vento to serve as directors of the Company until the next annual general meeting of shareholders to be held in 2016 and until their successors have been duly elected and qualified;

2.	To approve the re-election of Yoseph Dauber to serve as an external director of the Company for a term of three years in accordance with the provisions of the Israeli Companies Law;
3.	To approve a one year extension of the Employment Agreement with Mr. Vento;
4.	Advisory vote on executive compensation;
5.
To approve the reappointment of BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) as the Company’s independent registered public auditor for the year ending December 31, 2015 and authorize the Company’s Board of Directors, subject to the approval by the Audit Committee, to fix the compensation of the auditors in accordance with the volume and nature of their services; and

6.	To transact such other business as may come properly before the Meeting or any adjournments thereof.
YOUR VOTE IS VERY IMPORTANT.

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on each Proposal is necessary for the approval of each Proposal.  In addition, the approval of Proposal 2 and 3 are also subject to the fulfillment of one of the following additional voting requirements; (i) the majority of the shares that are voted at the Meeting in favor of the relevant proposal, excluding abstentions, include at least a majority of the votes of shareholders who are not controlling shareholders and do not have a personal interest in the  proposal (excluding personal interest that is not due to a relationship with the controlling shareholder) or (ii) the total number of shares held by the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent of the aggregate voting rights in the Company.

Under the Israeli Companies Law, 5759-1999, as currently amended (the "Companies Law"), a personal interest means a personal interest of a person in an act or transaction of a company, including: (i)  a personal interest of that person’s relative; or (ii) a personal interest of another entity in which that person or his or her relative holds 5% or more of such entity’s issued shares or voting rights, has the right to appoint a director or the chief executive officer of such entity, or serves as director or chief executive officer of such entity, including the personal interest of a person voting pursuant to a proxy whether or not the proxy grantor has a personal interest. A personal interest resulting merely from holding the Company’s shares will not be deemed a personal interest. If you do not state whether you have personal interest your shares will not be voted for Proposal 2 and 3.

 Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes and will not be treated as either a vote “for” or “against” a proposal.  Under Israeli law, broker non-votes will not be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. Only Proposal 5 (ratification of the reappointment of the independent public auditor) is considered a routine matter on which brokers will be entitled to vote without instructions from the beneficial owner.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

The Board is soliciting proxies for use at the Meeting.  A form of proxy card for use at the Meeting is attached.  The completed proxy card should be mailed to the Company in the pre-addressed envelope provided and should be received by the Company not less than two (2) hours before the time fixed for the Meeting.  Upon the receipt of a properly executed proxy card in the form enclosed, the persons named as proxies in the proxy card will vote the ordinary shares covered by the proxy in accordance with the directions of the shareholder executing the proxy. In the absence of instructions, the persons named as proxies intend to vote the ordinary shares covered by the proxy cards IN FAVOR of each proposal.  You may revoke the authority granted by your execution of proxies at any time until two (2) hours before the Meeting (a) by presenting to the Company at its registered office proof of your identity as it appears on the proxy and withdrawing the proxy or (b) at the Meeting itself, in which case you may only vote your shares by attending the Meeting in person and voting at the Meeting. Any shareholder that holds, as of the record date set for determining the shareholders entitled to notice of and to vote at the Meeting, either (i) five percent (5%) or more of the total voting rights in the Company, or (ii) five percent (5%) or more of the total voting rights in the Company held by all shareholders that are not control persons, may, directly or through a representative after the Meeting is held, review, at the Company’s registered office, all proxies received by the Company with respect to the Meeting.

Only shareholders of record at the close of business on May 29, 2015 will be entitled to vote at the Meeting.  Proxies are being mailed to shareholders on or about June 3, 2015 and will be solicited by the Company mainly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation, may solicit proxies by telephone, fax or other personal contact. Additionally, we intend to engage a proxy solicitor to assist with the solicitation of proxies.  We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and other custodians for forwarding to their respective principals.  We will bear the cost of soliciting proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of ordinary shares.  You may vote shares directly held in your name in person at the Meeting.  If you want to vote in person at the Meeting shares held in street name, you must request a legal proxy from the broker, bank or other nominee that holds the shares, and must present such legal proxy at the Meeting.

On May 29, 2015, the Company had outstanding 17,604,449 ordinary shares, each of which is entitled to one vote upon each of the matters to be presented at the Meeting.  Two (2) or more shareholders, present in person or by proxy and holding shares conferring in the aggregate more than thirty three and one third percent (33.33%) of the voting power of the Company, will constitute a quorum at the Meeting.  Abstentions may be specified on all proposals.  Abstentions will be counted as present for purposes of determining a quorum and will not be counted as voting on the proposal in question.  Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum.  If a quorum is not present within thirty (30) minutes from the time appointed for the Meeting, the Meeting will be adjourned to the same day in the following week, at the same time and place, or to such day and at such time and place as  the Chairman of the Meeting may determine.  At such adjourned Meeting, two (2) or more members, present in person or by proxy and holding shares conferring in the aggregate more than thirty three and one third percent (33.33%) of the voting power of the Company, will constitute a quorum.

If you wish to express your position on an agenda item for the Meeting, you may do so by submitting a written position statement to the Company’s offices, c/o Chief Financial Officer, at 12 Benny Gaon Street, Building 2B, Poleg Industrial Area, Netanya, Israel, 42504. Position statements should be submitted to the Company no later than June 13, 2015.

Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual general meeting of shareholders by submitting their proposals in writing to our Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for our 2016 annual general meeting of shareholders, our Secretary must receive the written proposal at our principal executive offices no later than a reasonable time before the Company begins to print and send its proxy materials. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  To be eligible for inclusion in the Company’s proxy materials, shareholder proposals must be received by the Secretary not later than February 4, 2016. Proposals should be addressed to: magicJack VocalTec Ltd., 12 Benny Gaon Street, Building 2B, Poleg Industrial Area, Netanya, Israel, 42504 Attn: Secretary.

Our Amended and Restated Articles of Association also establish an advance notice procedure for shareholders holding at least one percent (1%) of the voting rights in the issued share capital of the Company who wish to include a subject in the agenda of an annual general meeting of shareholders in the future. Any such request must be in writing, must include all information related to the subject matter and the reason that such subject is proposed to be brought before the annual general meeting and must be signed by the shareholder or shareholders making such request. In addition, subject to the Companies Law and the provisions of Article 39 of our Amended and Restated Articles of Association, the Board may include such subject in the agenda of an annual general meeting only if the request has been delivered to the Secretary of the Company not later than sixty (60) days and not more than one hundred and twenty (120) days prior to the annual general meeting in which the subject is to be considered by the shareholders of the Company. Each such request shall also set forth: (a) the name and address of the shareholder making the request; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. Furthermore, the Board may, in its discretion to the extent it deems necessary, request that the shareholders making the request provide additional information necessary so as to include a subject in the agenda of an annual general meeting, as the Board may reasonably require.

Nomination of Director Candidates

You may also propose director candidates for consideration by our Board if you hold at least one percent (1%) of the outstanding voting power in the Company.  For additional information regarding shareholder recommendations for director candidates, see “Meetings and Committees of the Board — Nominating Committee and Director Nominating Process.”

This proxy statement provides you with detailed information about the matters on which you are requested to vote your shares. In addition, you may obtain information about the Company from documents filed with the United States Securities and Exchange Commission (“SEC”). We encourage you to read the entire proxy statement carefully.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders To Be Held on July 8, 2015:  This proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.ir@vocaltec.com.  If you would like to obtain directions to be able to attend the Meeting in person, please call the Company’s Chief Financial Officer, at 561-749-2255.

PROPOSAL 1

APPOINTMENT OF DIRECTORS

Our Amended and Restated Articles of Association provides that the Board will consist of not less than two (2) nor more than eleven (11) directors.  The Board presently consists of six (6) members, four (4) of whom are not considered external directors under the Companies Law. The expiration dates of the terms of office of our directors who are not considered external directors are as follows:

•
Donald A. Burns, Richard Harris, Dr. Yuen Wah Sing and Gerald Vento— at the annual general meeting of the Company’s shareholders to be held in 2015 (at which time they may be re-appointed as directors).

In the event that one or more vacancies is created in the Board, including without limitation a situation in which the number of directors is less than the maximum number permitted under the Amended and Restated Articles of Association, the continuing directors may appoint directors to temporarily fill any such vacancy, provided, however, that if the number of directors is less than four (4), they may only act in (i) an emergency; or (ii) to fill the office of director which has become vacant; or (iii) in order to call a general meeting of the Company for the purpose of electing directors to fill any or all vacancies, so that at least four (4) directors are in office as a result of said meeting. Notwithstanding the foregoing, in the event of the vacancy of an external director, the Company shall elect a new external director or take such other action as required under the Companies Law.

Nominees for Election at the Meeting

Five of our six current directors, Donald A. Burns, Richard Harris, Dr. Yuen Wah Sing, Gerald Vento and Yoseph Dauber, have been nominated for re-election at the Meeting. Yoseph Dauber is an external director of the Company. The term of office for an external director is a three-year term in accordance with the provisions of the Companies Law.

Directors (except for external directors) are elected at the annual general meeting or an extraordinary meeting of the Company by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. The nominees for election have agreed to serve if elected, and management and the Board have no reason to believe that the nominees will be unable to serve. There are no family relationships among any of the Company’s directors, the director nominees, or executive officers.  Each of the nominees has attested to the Board and the Company that he or she meets all the requirements in connection with the election of directors under the Companies Law, per the statement in the form attached hereto as Appendix A.  The names of the nominees of the non-external directors, their ages, and certain other information are set forth below:

DONALD A. BURNS, 51, was appointed to the Board on December 17, 2010, and has served as Chairman of the Board since January 1, 2013. Mr. Burns served as President of YMax Corporation (“YMax”) from March 2007 to February 2008, Director of YMax from March 2007 to June 2009 and Chairman of the Board of Directors of YMax from February 2008 to June 2009. In 1993, Mr. Burns founded Telco Communications Group, Inc., a telecommunications company, and its Dial & Save subsidiaries, and served as the Chief Executive Officer and Vice Chairman until the company was sold to Excel Telecommunications, Inc. in 1997. Mr. Burns is the Founder and President of The Donald A. Burns Foundation, Inc. Mr. Burns attended the University of Maryland.  Mr. Burns qualifications for our Board include his leadership skills and years of experience working in the telecommunications industry.

RICHARD HARRIS, 67, was appointed to the Board on March 26, 2013.  Mr. Harris is founder and president of Harris & Associates, a nineteen-year-old consulting firm specializing in financial, operational and strategic consulting services to start-up and high growth telecommunications and technology firms. Mr. Harris’ experience includes strategic planning, capital formation, corporate valuations, litigation support and expert testimony. He has served as Chief Financial Officer for Independent Wireless One; as Vice President of operations, finance and administration for Horizon Cellular Telephone Company; as Vice President and Chief Financial Officer for Metrophone Cellular Communications Company; as Chief Financial Officer for Nobel Learning Centers; as Controller for Harrah’s Atlantic City and as audit manager for Coopers and Lybrand.  He has served on the Board of Directors and as Chairman of the finance committee of Amtrol Inc. since 2007. Mr. Harris holds an MBA in Finance from the Wharton School in Philadelphia, a BS in Accounting from the Pennsylvania State University and has CPA licenses in Pennsylvania and New Jersey.  Mr. Harris contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his consulting work in the telecommunications industry and his experience as a Chief Financial Officer in public companies.

DR. YUEN WAH SING, 60, was appointed to the Board upon the consummation of the 2010 business combination between VocalTec Communications Ltd. (“VocalTec”) and YMax on July 16, 2010. Dr. Sing has been the President of TigerJet Network, Inc. (“TigerJet”), currently a wholly owned subsidiary of YMax, since June 2008. Dr. Sing brings more than 30 years of semiconductor and VoIP communication industry experience to the Company. He has served as a director of YMax since 2008 and as its Chairman since October 2009. Prior to its acquisition by YMax in 2008, from 1998 to 2008, Dr. Sing founded and was the Chief Executive Officer of TigerJet. Prior to founding TigerJet, Dr. Sing was the founder of 8x8 Inc./Packet 8, a video conferencing and VoIP company and served as Executive Vice President and Vice Chairman from 1987 to 1997. Dr. Sing received a PhD and MS degree in electrical engineering from the University of California, Berkeley.  We believe his experience, qualifications, attributes and skills, particularly in the telecommunications industry, qualify him to serve as a member of our Board.

GERALD VENTO, 67, was appointed to the Board upon the consummation of the 2010 business combination between VocalTec and YMax on July 16, 2010. Mr. Vento has served as a director of YMax since 2008, and served as Chairman of the Board from April 2012 through December 2012. Effective January 1, 2013, Mr. Vento was appointed to serve as President and Chief Executive Officer of the Company. Mr. Vento previously served as the CEO and Executive Chairman of Velocity Express, LLC, a privately held transportation and logistics company from 2009 to 2012. Mr. Vento served as the CEO and Executive Chairman of Westec Intelligent Surveillance, a privately held video surveillance security company, from 2004 through 2009, and continued to serve as a director of Westec through 2012. From 1996 to 2002, Mr. Vento served as the Chief Executive Officer of TelCorp PCS Inc. From 1993 to 1995, he served as the Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P., where he oversaw the development of the first PCS network in the United States. Mr. Vento contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his extensive business growth experience and prior work in the telecommunications industry.

It is proposed that the following resolution be adopted at the Meeting:

 “RESOLVED, that the appointment of Mr. Donald A. Burns, Mr. Richard Harris, Dr. Yuen Wah Sing and Mr. Gerald Vento as directors of the Company until the next annual general meeting of shareholders to be held in 2016 in accordance with the Companies Law, is hereby approved. ”

The Board recommends a vote “FOR” each of the nominees named in Proposal 1.

The affirmative vote of the holders of a simple majority of the voting power represented at the Meeting in person or by proxy and voting on this matter is necessary to approve this resolution.

PROPOSAL 2

APPOINTMENT OF EXTERNAL DIRECTOR

“External Director” is a term defined under the Companies Law.  To qualify as an external director, an individual must meet various independence requirements, including that such individual may not have, and may not have had at any time during the previous two years, any “affiliation” (as defined in the Companies Law) with the company or with certain of its affiliates. In addition, no individual may serve as an external director if the individual’s position or other activities create or may create a conflict of interest with his or her role as an external director. The expiration dates of the terms of office of our external directors are as follows:

•	External Director: Yoseph Dauber, whose three year term expires at the 2015 annual general meeting of the Company’s shareholders (at which time he may be re-appointed as a director).

•
External Director: Tal Yaron-Eldar, who was re-elected for her office as an external director in April 2014, is serving a three year term that expires at the 2017 annual general meeting of the Company's shareholders.

Nominees for Election at the Meeting

Five of our current six directors, Donald A. Burns, Richard Harris, Yuen Wah Sing,  Gerald Vento and Yoseph Dauber, have been nominated for re-election at the Meeting. Yoseph Dauber is as an external director of the Company. The term of office for an external director is a three-year term in accordance with the provisions of the Companies Law.

The name of the nominee and certain other information are set forth below:

YOSEPH DAUBER, 79, was appointed to the Board in August 2006. In August 2012, Mr. Dauber was appointed for a third three-year term as an external director. Mr. Dauber has served as a director of NICE Systems Ltd. since April 2002. Mr. Dauber also serves on the board of directors of S. Shlomo Holdings Ltd., a holding company with investments in the automobile, infrastructure, real estate, shipping and logistics industries and Delek Group. Mr. Dauber is currently the Chairman of Kcps Manof Fund. Until January 2009, Mr. Dauber served as a director of Clal Insurance Holdings Company. From September 2003 and until November 2008 he served on the board of directors of Bank Hapoalim. Mr. Dauber joined Bank Hapoalim in 1973. In July 1988, he became a member of the Board of Management of Bank Hapoalim. Beginning 2001 until June 2002, he was Deputy Chairman of the Board of Management and joint Managing Director of Bank Hapoalim. From 2002 to 2003, he served as Chairman of the Israel Maritime Bank Ltd. Mr. Dauber has also served on the board of directors of Lodzia Rotex Ltd. and Afcon Industries Ltd. Mr. Dauber holds a Bachelor’s degree in Economics and Statistics from the Hebrew University in Jerusalem and a Masters degree in Law from Bar Ilan University.  Mr. Dauber contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his board experience and his background in management, economics and law.  In addition, under Israeli law, we are required to appoint at least two directors who satisfy the criteria for external directors as defined in the Companies Law and Mr. Dauber satisfies these criteria.

The Audit Committee and Board of Directors has found that in light of the expertise of Mr. Dauber and his special contribution to the work of the Company's Board of Directors and its committees, and in light of Mr. Dauber's experience and knowledge concerning the Company due to his service on the Company's Board of Directors and Audit Committee since 2009 and service as a director of magicJackVocalTec since 2006, the Audit Committee and Board of Directors believes that the appointment of Mr. Dauber to an additional term would be beneficial to the Company.

The Audit Committee and Board of Directors believes the Company is at a stage of its growth where Mr. Dauber’s experience and guidance will be more beneficial to the Company than guidance provided by a new Board or committee member who would require considerable time to gain the knowledge and understanding currently possessed by Mr. Dauber.

Director Not Standing For Election Whose Term Does Not Expire in 2015

The External Director whose term does not expire at the Meeting and who is not standing for election at the Meeting is set forth below:

TAL YARON-ELDAR, 51, was appointed to the Board in April 2011 and re-appointed in April 2014. Since January 2004, she has served as the Chief Executive Officer of Arazim Investment Company, a publicly traded real estate investment company. She was a partner with the law firm Cohen, Yaron-Eldar & Co. from July 2004 to March 2007, when she became a partner with the law firm of Tadmor & Co. Ms. Yaron-Eldar has also served in a variety of public positions, including Chief Legal Advisor of the Customs and V.A.T. Department of the Finance Ministry of the State of Israel from 1998 to 2001 and as the Commissioner of Income Tax and Real Property Tax Authority of the State of Israel from 2002 to 2004. She currently serves as a director of Rosetta Genomics Ltd., a biotech company traded on Nasdaq; Alliance Ltd., a tire manufacturing company traded on the Tel Aviv Stock Exchange; Meditechnika Ltd., a medical appliances company traded on the Tel Aviv Stock Exchange; Lodgia Rotex Investments Ltd., a real estate company traded on the Tel Aviv Stock Exchange; Arko Holdings, Ltd., a venture capital firm traded on the Tel Aviv Stock Exchange; and Tedea Technological Development and Automation Ltd., a company that manufactures and sells tools for the metal machining industry traded on the Tel Aviv Stock Exchange. Ms. Yaron-Eldar holds an MBA, specializing in finance, and an LLB from Tel Aviv University, and is a member of the Israeli Bar Association.  She contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her legal, tax and finance experience.  In addition, under Israeli law, we are required to appoint at least two directors who satisfy the criteria for external directors as defined in the Companies Law, and Ms. Yaron-Eldar satisfies these criteria.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the appointment of Yoseph Dauber as an external director of the Company for a three-year term in accordance with the Companies Law, is hereby approved.”

The Board recommends a vote “FOR” the nominee named in Proposal 2.

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Meeting is required to approve this resolution, provided that one of the following is satisfied:  (i) the majority of the shares voted at the Meeting in favor of the proposal, excluding abstentions, includes at least a majority of the votes of shareholders who are not controlling shareholders and have no personal interest in the  proposal (excluding personal interest not due to a relationship with the controlling shareholder) or (ii) the total number of shares held by the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent of the aggregate voting rights in the Company.

Corporate Governance

Director Independence

The Board makes an annual determination of independence as to each board member under the current standards for “independence” established by the NASDAQ Global Market (“NASDAQ”). On May 26, 2015, the Board determined that all of its directors, except Gerald Vento and Dr. Yuen Wah Sing, are independent under these standards.

Shareholder Communications with the Board

We provide a process by which our shareholders may send communications to the Board, any committee of the Board, the non-management directors or any particular director. Shareholders can contact our non-management directors by sending such communications to the attention of the Secretary, c/o magicJack Vocaltec Ltd., 12 Benny Gaon Street, Building 2B, Poleg Industrial Area, Netanya, Israel, 42504 or at www.vocaltec.com.  Shareholders wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to the same address. The Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unrelated to the duties and responsibilities of the Board (such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements) or is unduly hostile, threatening, illegal, or harassing, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other employees. A copy of our code of ethics is available on the Company’s Internet Website: http://www.vocaltec.com under the “Corporate Governance – Governance Documents” tab.  Amendments to and waivers from the code of ethics, as applicable, will be disclosed on the Company’s website.

Board Leadership Structure

Our Amended and Restated Articles of Association do not contain a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, with this decision being made by the Board based on the best interests of the Company considering the circumstances at the time. In addition, the Companies Law provides that the Chief Executive Officer may not also serve as the Chairman of the Board unless the term does not exceed three years and such appointment is approved by the company shareholders in which (i) the majority includes at least two-thirds of votes of non-controlling shareholders and who do not have a personal interest in the approval or (ii) the total number of votes against the approval among the shareholders described in clause (i) does not exceed two percent (2%) of the voting rights in the company.  Currently, the offices of the Chairman of the Board and the Chief Executive Officer are held by two different people.  The Chairman of the Board is Donald Burns, while our Chief Executive Officer is Gerald Vento.  The Board believes that its independent, non-management directors, which currently make up four (4) of six (6) directors, provide a range of strong and independent views and opinions and sufficiently balance the governance needs of the Company. In addition, the Company’s non-management directors meet in periodic executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors.

Board Involvement in Risk Oversight and Risk Assessment of Compensation Practices

Day-to-day management of risk is the direct responsibility of the Company’s Chief Executive Officer and the senior leadership team. The Board has oversight responsibility for managing risk at the Company, focusing on the adequacy of the Company’s risk management and risk mitigation processes. The Board recognizes that an important part of its responsibilities is to evaluate the Company’s exposure to risk and to monitor the steps management has taken to assess and control risk. In addition to the discussion of risk at the Board level in connection with these strategic and operational areas, the Board’s standing committees also focus on risk exposure as part of their on-going responsibilities. As such, our Audit Committee focuses on oversight of financial risks relating to the Company, including financial reporting and disclosure risks. Our Compensation Committee oversees risks related to the Company's compensation policies and practices.

Meetings and Committees of the Board

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all Board and applicable committee meetings. The Board met in person or by conference call nine times during the fiscal year ended December 31, 2014. Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2014.

The Board has not adopted a policy with respect to Board members’ attendance at annual meetings of shareholders.  One director attended last year’s annual meeting.

The Committees

The Board has the following standing committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating Committee.  The composition of the committees for fiscal year 2014 is presented below. The Board has affirmatively determined that each director who currently serves on the Audit, Compensation and Nominating Committees is independent, as the term is defined by applicable NASDAQ and SEC rules.

Audit Committee

Under the Companies Law, the board of directors of any publicly traded company must also appoint an audit committee, comprised of at least three directors, including all of the external directors, but excluding: the chairman of the board of directors, any controlling shareholder or a relative of a controlling shareholder (as defined below), any director employed by the company or by its controlling shareholder or by an entity controlled by the controlling shareholder, any director who regularly provides services to the company or to its controlling shareholder or to an entity controlled by the controlling shareholder, and any director who derives most of its income from the controlling shareholder.

Under the Companies Law, a controlling shareholder is someone who has the ability to direct the activities of the company (other than due to a position in the company), including a shareholder who holds 25% or more of the voting rights in a public company if there is no other shareholder holding more than 50% of the voting rights at such time. There is a presumption that a shareholder that holds more than 50% of the voting rights in a public company is deemed to be a controlling shareholder.

In addition, the Companies Law requires that a majority of the audit committee members be “independent directors”. An “independent director” is defined under the Companies Law as an external director or a director who meets the following conditions and who is appointed or classified as such according to the Companies Law: (i) the conditions for his or her appointment as an external director (as described above) are satisfied and the audit committee approves the director having satisfied such conditions; and (ii) he or she has not served as a director of the company for over nine consecutive years with any interruption of up to two years of his or her service not being deemed a disruption to the continuity of his or her service. An independent director is entitled to compensation and reimbursement of expenses similar to such entitlement of an external director.

The NASDAQ listing standards (the "NASDAQ Listing Standards") require that all members of our Audit Committee be comprised of directors who are “independent” as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Standards.

The purpose of our Audit Committee is to provide assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries as well as complying with the legal requirements under Israeli law, the rules and regulations of the SEC and NASDAQ. The following are examples of functions within the authority of the Audit Committee:

•	To recommend to the Board and the shareholders, if applicable, the appointment, termination and approval of the compensation of, and oversee, the Company's independent auditor.

•	To communicate on a regular basis with the Company’s independent auditor and review their operation and remuneration.

•	To discuss with management and the Company's independent auditor significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•
To decide whether to approve acts or transactions involving directors, executive officers, controlling shareholders and third parties in which directors, executive officers or controlling shareholders have an interest.

Our Audit Committee may not approve an action or a transaction with an office holder –or a controlling shareholder or an entity in which either of them has a personal interest unless at the time of approval the two external directors are serving as members of the Audit Committee and at least one of the external directors is present at the meeting in which an approval is granted.

As of the date hereof, our Audit Committee is comprised of Yoseph Dauber, Tal Yaron-Eldar and Richard Harris. The Board has determined that each member of the Audit Committee meets the independence requirements of the Companies Law, the NASDAQ Listing Standards and the enhanced independence standards for audit committee members required by the SEC. The Audit Committee met in person or by conference call six times during the fiscal year ended December 31, 2014.  Our Board has determined that Tal Yaron-Eldar qualifies as an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. A copy of the Audit Committee Charter is available on the Company’s Internet Website: http://www.vocaltec.com under the “Corporate Governance – Governance Documents” tab.

Compensation Committee

Under the Companies Law, the board of directors of any publicly traded company must also appoint a compensation committee, comprised of at least three directors, including all of the external directors, whom must comprise the majority of the compensation committee, but excluding: the chairman of the board of directors, any controlling shareholder or a relative of a controlling shareholder, any director employed by the company or by its controlling shareholder or by an entity controlled by the controlling shareholder, any director who regularly provides services to the company or to its controlling shareholder or to an entity controlled by the controlling shareholder, and any director who derives most of his or her income from the controlling shareholder. The remaining members of the compensation committee must be directors who qualify to serve as members of the compensation committee under the Companies Law, the rules and regulations of the SEC and NASDAQ.

The NASDAQ Listing Standards require that all members of our Compensation Committee be comprised of directors who are “independent” as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Standards.  In addition, the NASDAQ Listing Standards require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

As of the date hereof, our Compensation Committee is comprised of Tal Yaron-Eldar, Richard Harris, and Yoseph Dauber. The Board has determined that each member of the Compensation Committee meets the independence requirements of the Companies Law and the NASDAQ Listing Standards, including the heightened independence requirements specific to compensation committee members required by the SEC and the NASDAQ Listing Standards.  The Compensation Committee has been appointed to recommend to our Board the compensation paid to our executive officers and to our independent directors. The Compensation Committee has adopted a written charter. A copy of the Compensation Committee Charter is available on the Company’s Internet Website: http://www.vocaltec.com under the “Corporate Governance – Governance Documents” tab. Please see “Compensation Discussion and Analysis” for discussion about our processes and procedures for the consideration and determination of executive and director compensation, the role of executive officers in determining or recommending the amount or form of executive and director compensation, and information regarding the Company’s use of compensation consultants. The Compensation Committee met in person or by conference call five times during the fiscal year ended December 31, 2014.

Nominating Committee and Director Nominating Process

Nominations for the election of directors may be made by the Board or a committee appointed by the Board or by any shareholder holding at least one percent (1%) of the outstanding voting power in the Company. However, and without limitation of Section 63 of the Companies Law, any such shareholder may nominate one or more persons for election as a director at a general meeting only if a written notice of such shareholder’s intent to make such nomination or nominations has been given to the Secretary of the Company not later than (i) with respect to an election to be held at an annual general meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at an extraordinary general meeting of shareholders for the election of directors, at least ninety (90) days prior to the date of such meeting. Each such notice shall set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•
a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•
the consent of each nominee to serve as a director of the Company if so elected and a declaration signed by each of the nominees declaring that there is no limitation under the Companies Law for the appointment of such a nominee and that all the information that is required under the Companies Law to be provided to the Company in connection with such an appointment has been provided.

The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The NASDAQ Listing Standards require that all members of our Nominating Committee be comprised of directors who are “independent” as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Standards, except under exceptional and limited circumstances.

As of the date hereof, our Nominating Committee is comprised of Donald A. Burns, Yoseph Dauber and Tal Yaron-Eldar. The Board has determined that each member of the Nominating Committee meets the independence requirements of the NASDAQ Listing Standards. The Nominating Committee does not have a charter.  It evaluates all aspects of a candidate’s qualifications in the context of the needs of the Company with a view to creating a Board with a diversity of experience and perspectives.  The same evaluation procedures apply to all candidates for director nomination, including candidates submitted by shareholders.  Among a candidate’s qualifications and skills considered important are personal and professional integrity, ethics, and values; a commitment to representing the long-term interests of shareholders; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience and/or academic expertise in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; and practical and mature business judgment. The Nominating Committee gives consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but there is no formal policy regarding Board diversity. The Nominating Committee met once in person or by conference call during the year ended December 31, 2014.

Special Committee to Negotiate with Daniel Borislow

At its meeting on September 23, 2013, the Board formed a Special Committee consisting of independent directors, Richard Harris and Tal Yaron-Eldar.  The Special Committee was formed for the purpose of negotiating an agreement with Daniel Borislow concerning his future relationship with the Company.  The Special Committee ultimately negotiated an Omnibus Agreement between the Company and Mr. Borislow which was executed on November 5, 2013, along with a letter agreement providing for the negotiation of an agreement between the Company and a company controlled by Mr. Borislow through which Mr. Borislow’s company would provide customer care services to the Company on terms consistent with competitive practices in the industry.  The letter agreement provided that, if the Company and Mr. Borislow could not agree to terms by December 20, 2013, negotiations would terminate and the Company would pay Mr. Borislow a single one-time payment of $1.5 million.  The Company and Mr. Borislow did not reach terms by December 20, 2013 and the Company made the $1.5 million payment per the terms of the letter agreement.

Following the execution of the Ominbus Agreement by the Company and Mr. Borislow, disputes arose regarding the agreement.  The Board extended the charter of the Special Committee to attempt to amicably resolve those disputes with Mr. Borislow.  In July 2014, Mr. Borislow passed away and in October 2014, the Company agreed with Mr. Borislow’s estate to end all litigation between the parties.  Accordingly, the committee was dissolved in the third quarter of 2014.

 Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Approval of Related Party Transactions

Under the Companies Law, an engagement by the Company with an officer who is not a director or the chief executive officer regarding his or her service and terms of employment, including an undertaking to indemnify, exculpate or insure such officer, must be approved by the Compensation Committee and the Board, provided that the compensation is approved in accordance with the Company’s compensation policy adopted under the Companies Law. If the engagement is not in accordance with the Company’s compensation policy, approval of the engagement by the general meeting of the shareholders, including one of the following: (i) the majority of shareholder votes present at a general meeting including the majority of all of the votes of those shareholders who are not controlling shareholders and do not have a personal interest in the approval of the compensation policy, who participate at the meeting (excluding abstentions) or (ii) the total number of votes against the proposal among the shareholders mentioned in paragraph (i) does not exceed two percent (2%) of the voting rights in the company (a “Special Majority”). In special cases, the Compensation Committee and the Board may decide to adopt the terms of such an engagement despite the objection of the shareholders, so long as such decision is based on detailed reasons and after discussing again such engagement and reexamining it in light of the shareholder objection.

An engagement with the Chief Executive Officer of the Company regarding his or her service and terms of employment must be approved by our Compensation Committee, our Board of Directors, and by a Special Majority. In special cases, the compensation of the Chief Executive Officer may be approved without shareholder approval if the candidate for Chief Executive Officer is independent and the Compensation Committee determines, on the basis of detailed reasons, that convening a shareholder meeting to approve the engagement will frustrate the engagement, but only if the engagement complies with the compensation policy adopted under the Companies Law.

For all other transactions between an officer and the Company, the Companies Law requires Audit Committee approval followed by Board approval if the transaction is deemed to be extraordinary, and only Board approval if the transaction is not deemed to be extraordinary. Under the Companies Law, an “extraordinary transaction” is a transaction:

•	other than in the ordinary course of business;
•	that is not on market terms; or
•	that is likely to have a material impact on a company’s profitability, assets or liabilities.

Under the Companies Law, an engagement by the Company with a director  regarding the terms of service as a director and other positions of employment (if employed) requires the approval of the Compensation Committee, the Board and a regular majority of the shareholders, provided that such terms of employment are in accordance with the Company’s compensation policy. Such an engagement that is not in accordance with the Company’s compensation policy may be obtained in special cases but only if approved by a Special Majority.

A person who has a personal interest in the approval of a transaction that is submitted to approval of the Audit Committee or the Board generally may not be present during the deliberations and shall not take part in the voting of the Audit Committee or of the Board on such transaction. However, such person may be present at the meeting for the purpose of presenting the transaction if the chairman of the Board or the chairman of the Audit Committee, as the case may be, has determined that the presence of such director is required for presenting the transaction. Notwithstanding the above, a director may be present at a deliberation of the Audit Committee and the Board and may take part in the voting, if the majority of the members of the Audit Committee or the Board, as the case may be, have a personal interest in the approval of the transaction, in which case the transaction shall also require the approval of the shareholders of the company.

In addition, under the Companies Law, extraordinary transactions of a public company with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of engagement of the Company, directly or indirectly, with a controlling shareholder or his or her relative regarding the receipt by the Company of services from the controlling shareholder, require the approval of the Audit Committee (or the Compensation Committee, if the engagement is related to the terms of service and employment), the Board and a Special Majority, in that order. In addition, any such extraordinary transaction with a term of more than three years requires the abovementioned approval every three years unless, with respect to transactions not involving the receipt of services or compensation, the Audit Committee determines that a longer term is reasonable under the circumstances.

Under applicable NASDAQ rules, all related party transactions must be approved by our Audit Committee or another independent body of the Board of Directors.  Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of the Company's ordinary shares, or any immediate family member of such persons has or will have a direct or indirect material interest.

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding individual and Company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Say-On-Pay Results

At the 2012 Annual General Meeting of Shareholders, 96% of the votes cast were in favor of the advisory vote to approve our Named Executive Officers' compensation, commonly known as "Say-on-Pay."  Also at the 2012 Annual General Meeting of Shareholders, 82% of the votes cast were in favor of holding the "Say-on-Pay" vote every three years.  As a result, we are holding a "Say-on-Pay" vote at the 2015 Annual General Meeting of Shareholders.  The Compensation Committee considered and will continue to consider the results of shareholder votes on "Say-on-Pay" as one of the many factors relevant in connection with the discharge of its responsibilities.

Compensation Philosophy and Objectives

The goals of our executive officer compensation program are to attract, retain, and reward executive officers who contribute to our success, to align executive officer compensation with our performance, and to motivate executive officers to achieve our business objectives. We compensate our senior management through a mix of base salary, bonus, and equity compensation designed to align management’s incentives with the long-term interests of our shareholders. In addition, we provide our named executive officers with benefits that are generally available to all employees of the Company. Compensation paid to our executive officers is made on a discretionary basis by our Board following approval by the Compensation Committee. In addition, shareholders must approve certain executive compensation, as described in more detail below.

Our Named Executive Officers in 2014 were Gerald Vento, Chief Executive Officer, President and Director; Jose Gordo, Chief Financial Officer; Timothy R. McDonald, Chief Operating Officer; and Dr. Yuen Wah Sing, President of Tiger Jet Network, Inc., a subsidiary of the Company, and Director.  On May 6, 2015, the Company and Mr. McDonald reached agreement regarding termination of Mr. McDonald's employment with the Company effective June 5, 2015.

Special Considerations Regarding our Equity Compensation

A significant portion of the executive compensation reported in this proxy statement and recorded as expense in our GAAP financial statements is composed of stock based compensation, including restricted stock grants and option grants.  Of the total $16.9 million of compensation recorded for the Named Executive Officers in the aggregate for fiscal 2014 and 2013 as reported in the proxy statement, $12.9 million, or 77%, is related to stock based compensation, and of that, $10.4 million, or 80%, is related to options which are valued for GAAP purposes using the aggregate grant date fair value computed based on the closing adjusted price as of the grant date.  In our case, the options for our Named Executive Officers have a strike price between $12.29 and $17.63 per share – accordingly, they currently are "under water" based on the Company's stock price and therefore have no currently realizable value to the Named Executive Officers.  The Company's stock price has decreased from $18.56 per share on January 2, 2013 to $7.95 per share as of May 21, 2015, which represents a decrease of 43%.  However, GAAP and SEC rules do not permit us to adjust the compensation amounts expensed in our financial statements or reported in the proxy statement if there are fluctuations in the stock price.  This disconnect between the grant date fair value and the current fair market value of our equity substantially skews our numbers.  Notwithstanding this disconnect, the Compensation Committee has not authorized and the Company has not implemented a repricing or exchange offer relating to the options granted to our Named Executive Officers.  Additionally, the Compensation Committee has not authorized and the Company has not granted additional options to the Named Executive Officers during 2014, except for the grant of options awarded to Dr. Yuen Wah Sing in 2014 as approved by our shareholders at the 2014 Annual General Meeting of Shareholders.  Lastly, the Compensation Committee has not authorized and the Company has not implemented the grant of any additional shares of restricted stock to the Named Executive Officers.

Setting Executive Compensation

At the 2013 annual general meeting of shareholders held on July 3, 2013, our shareholders approved the compensation policy that we submitted to the shareholders for their approval (the "Compensation Policy").  Under Amendment No. 20 to the Companies Law which came into effect in December 2012, public companies were required to adopt a compensation policy with respect to the terms of service and employment of their directors and officers no later than September 2013.  The Companies Law requires that a compensation policy be reviewed and re-approved every three years and as a result our Compensation Policy will need to be reviewed and re-approved at the 2016 annual general meeting of shareholders.

Amendment No. 20 to the Companies Law provides that the compensation policy shall be based, among others, on promoting the company’s objectives, its work plan and long term strategy, creating appropriate incentives for the company’s directors and officers, considering, among others, the risk management of the company, the company’s size and nature of its operations and, with respect to terms of service and employment that include non-fixed compensation, the contribution of the director or officer to achievement of corporate goals and increased profits, all with a long term view and taking into account the officer’s position.

The Compensation Policy includes both long term and short term compensation elements and is to be reviewed from time to time by the Company’s Compensation Committee and Board as required by the Companies Law.  In general, the compensation package for officers will be examined while taking into consideration, amongst others, the following parameters: (i) the education, qualifications, expertise, seniority (in the Company in particular, and in the officer’s profession in general), professional experience and achievements of the officer; (ii) the officer’s position, the scope of his responsibility and previous wage agreements that were signed with him; (iii) the officer’s contribution to the Company’s business, profits and stability; (iv) the degree of responsibility imposed on the officer; and (v) the Company’s need to retain officers who have skills, know-how or unique expertise. Additionally, prior to the approval of a compensation package for an officer, the Company will conduct a wage survey that compares and analyzes the level and cost of the compensation package offered to an officer of the Company with the compensation packages offered to officers in similar positions in other companies of the same type and/or financial structure. The surveys are to be conducted internally or through an external consultant recommended by the Compensation Committee.

As provided in the Compensation Policy, the Company is entitled to grant to officers (to all or part of them) a compensation package which may include a base salary, commissions, annual cash bonus and share-based compensation, or any combination thereof, and additional standard benefits.

An engagement with an officer who is not a director or the chief executive officer regarding his or her service and terms of employment must be approved by the Compensation Committee and the Board, provided that the compensation is approved in accordance with the Company’s Compensation Policy.  Other approval requirements apply if the engagement is not in accordance with the Company’s Compensation Policy. An engagement with the Chief Executive Officer regarding his or her service and terms of employment must be approved by our Compensation Committee, our Board of Directors, and by a Special Majority of our shareholders. In special cases, the compensation of the Chief Executive Officer may be approved without shareholder approval.  Arrangements between the Company and a director as to the terms of his office or regarding compensation for non-directorial duties requires the approval of the Compensation Committee, Board and shareholders.

During 2013, the Compensation Committee selected and directly retained the services of Pay Governance, an independent compensation consulting firm, to provide a wage survey in accordance with the requirements of our Compensation Policy, prior to the approval of the compensation package of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. During 2014, the Compensation Committee did not retain the services of a compensation consultant.

2013 Surveys for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

During 2013, Pay Governance developed a Peer Group for the purpose of comparing and analyzing the level and cost of the compensation package to be offered to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer considering companies of similar size, as measured by trailing twelve months revenue, market capitalization and enterprise value, that operated in the same or complimentary industries, specifically telecommunications services, mobile services and solutions, cloud-based services, content-delivery network services and communications services.

The peer group companies approved by the Compensation Committee in 2013 were as follows:

•	8x8 Inc.

•	Boingo Wireless, Inc.

•	Brightcove, Inc.

•	inContact, Inc.

•	Iridium Communications Inc.

•	j2 Global, Inc.

•	Limelight Networks, Inc.

•	ORBCOMM, Inc.

•	Premiere Global Services, Inc.

•	RigNet

•	ShoreTel, Inc.

•	Synacor, Inc.

•	Towerstream Corporation

•	Vonage Holdings Corporation

The Compensation Committee considered the data and analyses prepared by Pay Governance that included the appropriateness of: (i) the amount of base salary, (ii) the annual incentive bonus potential and the performance metrics for achieving such bonus, (iii) the existence and amount of a signing bonus, (iv) the mix and vesting schedule for equity compensation, and (v) market practice with respect to other employment terms, with respect to each of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer compared to that of the peer group companies listed above.  The peer group data was collected from Equilar and proxy filings reflecting the most recently disclosed compensation as of the time Pay Governance compiled the data in 2013.

Pay Governance reviewed with the Compensation Committee its analysis of the (1) base salaries, (2) bonus, (3) total cash compensation (salary plus annual bonus opportunity), (4) long-term incentive (“LTI”) awards and (4) total direct compensation (“TDC”) (salary plus annual bonus opportunity plus value of LTI payable to each NEO) as compared to the 25th percentile, the 50th percentile and 75th percentile target opportunity of the peer group. The Compensation Committee used this peer group data to obtain a general understanding of current compensation practices consistent with our Compensation Policy, ensure that it was acting in an informed and responsible manner and to make sure our executive compensation program is competitive. The Compensation Committee did not seek to set any elements of compensation at a specific percentile of the relevant peer group but, it did want to understand and be cognizant of the divergence of any of the compensation elements from the 25th percentile, 50th percentile and 75th percentile.  The Compensation Committee did not conduct a peer group survey during 2014.

Compensation Program

The primary components of the executive compensation program of our Company consist of base salary, signing bonuses, annual cash incentive bonuses, discretionary bonuses, sales commissions, grants of options and restricted stock, and health benefits. All of the components of our executive compensation program are paid or awarded pursuant to the Company's Compensation Policy that was previously approved by our shareholders at the 2013 Annual General Meeting of Shareholders.

Base Salary

In accordance with our Compensation Policy, the base salary of a new officer in the Company will be determined based on the parameters set forth in the Compensation Policy and discussed above.  The Compensation Committee and the Board may update the base salary of the officers (other than (i) officers who are controlling shareholders or their relatives or other officers’ compensation in which the controlling shareholder has a personal interest and (ii) officers who serve as directors) consistent with the terms of the Compensation Policy including the parameters specified above, provided that the Compensation Committee alone may approve an amendment to an officer’s base salary that does not increase such base salary by more than fifteen percent (15%).

Mr. Vento’s base salary in 2014 for his service as Chief Executive Officer of the Company, was $500,000. Mr. Gordo’s base salary for 2014 for his service as Chief Financial Officer of the Company was $325,000.  Mr. McDonald’s base salary for 2014 for his service as Chief Operating Officer of the Company was $350,000. The annual base salary amounts for Messrs. Vento, Gordo and McDonald remained at the same amount as their 2013 annual base salary levels. Dr. Sing’s base salary was increased to  $250,000 from $158,124 effective February 17, 2014, as approved by the shareholders at the 2014 Annual Meeting of Shareholders, and he received payment of $240,048 in 2014, which represents the pro rata portion of his new and old base salary for his service as President of TigerJet Network, Inc. We believe we provided the above executive officers with a level of base salary that recognized appropriately each individual officer’s scope of responsibility, role in the organization, experience, contributions to the success of our Company and the results of the peer group survey conducted by Pay Governance in 2013 in the case of Messrs. Vento, Gordo and McDonald.

Signing Bonus

Under our Compensation Policy, we may grant a signing bonus to an officer, which may not exceed the officer’s initial annual base salary and will be subject to the limitations in the Compensation Policy.  A signing bonus will not be considered in calculating the maximum amount of the bonus (described below) payable to an officer following his initial year of employment. No signing bonuses were awarded to our Named Executive Officers during 2014.

Annual Cash Incentive Bonus

Under the terms of our Compensation Policy, our annual cash incentive bonus will be based mainly (at least 80%) on measurable criteria, and, with respect to its less significant part (up to 20%), at the Board and management’s discretion, based on non-measurable criteria.  Measurable criteria may include financial targets, meeting sales and marketing objectives, productivity indices and growth in the volume of activity, cost savings, implementation and promotion of planned projects, promoting strategic targets, promoting innovation in the Company and/or success in raising capital.

The remaining portion of the annual cash bonus (not exceeding 20% of the annual cash bonus) will be determined according to non-measurable criteria, such as the contribution of the officer to the Company’s business, its profitability and stability, the need for the Company to retain an officer with skills, know-how, or unique expertise, the responsibility imposed on the officer, changes that occurred in the responsibility imposed on the officer during the year, satisfaction with the officer’s performance, assessing the officer’s ability to work in coordination and cooperation with other employees of the Company, the officer’s contribution to an appropriate control environment and ethical environment and such other elements as recommended by the Compensation Committee and approved by the Board.

Based on our Compensation Policy and the peer group survey conducted in 2013, the Compensation Committee established the following annual cash incentive bonus structure for each of Messrs. Vento, Gordo and McDonald under the terms of their employment agreements.

Executive	Target Annual Bonus	Bonus Milestones:		Bonus Payout Levels
Gerald Vento	$500,000	● ●	50% based on meeting at least 80% and up to 120% of target revenue for the year 50% based on meeting at least 80% and up to 120% of target EBITDA for the year	● ●
Revenue: Range from thirty-five percent (35%) to two hundred percent (200%) of the target annual bonus.

EBITDA: Range from thirty-five percent (35%) to two hundred percent (200%) of the target annual bonus.

Jose Gordo	$150,000	● ●	50% based on meeting at least 80% and up to 120% of target revenue for the year 50% based on meeting at least 80% and up to 120% of target EBITDA for the year	● ●
Revenue: Range from thirty-five percent (35%) to two hundred percent (200%) of the target annual bonus.

EBITDA: Range from thirty-five percent (35%) to two hundred percent (200%) of the target annual bonus.

Timothy R. McDonald	$150,000	● ●	50% based on meeting at least 80% and up to 120% of target revenue for the year 50% based on meeting at least 80% and up to 120% of target EBITDA for the year	● ●
Revenue: Range from thirty-five percent (35%) to two hundred percent (200%) of the target annual bonus.

EBITDA: Range from thirty-five percent (35%) to two hundred percent (200%) of the target annual bonus.

The term "EBITDA" when used to describe the financial performance measure for the annual cash incentive bonus means earnings before income taxes, depreciation and amortization.

For bonus purposes, fiscal 2014 net revenues of $116.3 million were 72.7% of the 2014 target of $160.0 million and calculated EBITDA of $28.8 million was 57.4% of the target of $50.2 million. Messrs. Vento, Gordo, and McDonald did not earn a bonus for the year ended December 31, 2014, as target ranges were not achieved.

Dr. Yuen Wah Sing is not eligible to participate in the annual cash incentive bonus program described above but is eligible to be awarded a discretionary bonus.  Dr. Sing did not receive an annual discretionary cash bonus for the year ended December 31, 2014.

Sales Commissions

Under our Compensation Policy, we may pay our officers, sales and other commissions based on a pre-determined commission plan, which commissions will be considered part of the officer's aggregate compensation package subject to limitations in the Compensation Policy.  None of our Named Executive Officers received commissions for the year ended December 31, 2014.

Grants of Restricted Stock and Ordinary Share Options

Equity compensation consists of periodic grants of restricted stock and options exercisable for ordinary shares to certain of our executives under our magicJack VocalTec Ltd. 2013 Stock Incentive Plan, as amended, and our magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan, as amended, (together the “2013 Plans”), to provide additional incentive to work to maximize long-term total return to shareholders. Award levels are determined based on market data and may vary among participants based on their positions within the Company, assessment of job performance, and other factors, including the terms of their employment agreements with the Company.  A committee appointed by the Board may act as the plan administrator.  In 2014, our Board of Directors administered the plan directly and not through a committee.

On April 23, 2014 shareholders approved an award to Dr. Sing of 100,000 ordinary share options for his service to the Company.  No grants of restricted stock or options were made to Messrs. Vento, Gordo or McDonald during 2014.

Benefits

We provide various employee benefit programs to our Named Executive Officers, including: (i) medical and dental insurance benefits for our U.S. based employees, and (ii) a defined contribution retirement plan for our Israeli employees. These benefits are generally available to all full-time employees of our Company based on their location.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our Named Executive Officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)

Gerald Vento
Chief Executive Officer, President
and Director	2014	500,000	—	—	—	—	—		500,000
	2013	500,000	500,000	1,157,436	5,929,952	329,375	—		8,416,763
	2012	45,330	—	—	—	—	—		45,350

Jose Gordo
Chief Financial Officer	2014	325,000	—	—	—	—	—		325,000
	2013	208,125	325,000	1,153,470	2,274,827	98,813	—		4,060,235
	2012	—	—	—	—	—	—		—

Dr. Yuen Wah Sing
President - TigerJet, Director	2014	240,048	—	—	825,594	—	5,824	(3)	1,071,466
	2013	158,124	31,625	—	—	—	5,966	(3)	195,715
	2012	158,124	—	—	—	—	1,604	(3)	159,728

Timothy McDonald
Chief Operating Officer (5)	2014	350,000	—	—	—	—	8,327	(4)	358,327
	2013	15,929	350,000	300,000	1,322,018	—	—		1,987,947
	2012	—	—	—	—	—	—		—

(1)
The amounts in this column represent signing bonuses paid to Messrs. Vento, Gordo and McDonald during the year ended December 31, 2013 for accepting executive officer positions with the Company and a discretionary bonus paid to Dr. Sing in 2014 for services performed in 2013.

(2)
The amounts in these columns reflect the aggregate grant date fair value of the stock awards and option awards computed based on the closing adjusted price as of the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock-based Compensation.” For additional information, see notes 11 and 12 to the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Dr. Sing received $5,824, $5,966, and $1,604 in health-related benefits in 2014, 2013 and 2012, respectively.
(4)	Mr. McDonald received $8,327 in health-related benefits in 2014.
(5)	On May 6, 2015, the Company and Mr. McDonald reached agreement regarding termination of Mr. McDonald's employment with the Company effective June 5, 2015.

2014 Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2014.

								All Other	All Other
								Stock	Option
					Estimated Future			Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Payouts Under			Number of	Number of	or Base	Fair Value
		Non-Equity			Equity Incentive Plan			Shares of	Securities	Price of	of Stock
		Incentive Plan Awards(2)			Awards			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	($)	($)	($)	(#)	(#)(3)	($/Sh)	($)(4)
Gerald Vento	—	175,000	500,000	1,000,000	—	—	—	—	—	—	—
Jose Gordo	—	52,500	150,000	300,000	—	—	—	—	—	—	—
Dr. Yuen Wah Sing	4/23/2014	—	—	—	—	—	—	—	100,000	19.32	825,594
Timothy McDonald	—	52,500	150,000	300,000	—	—	—	—	—	—	—

(1)	The grant dates refer to the date that the stock awards and option awards were granted to the named executive officers.
(2)
These columns reflect the threshold, target and maximum amounts that Messrs. Vento, Gordo and McDonald were eligible to receive under our annual cash incentive bonus plan with respect to fiscal year 2014. For a description of how these amounts have been calculated, please see “Compensation Discussion and Analysis - Annual Cash Incentive Bonus". Messrs. Vento, Gordo and McDonald did not receive any payment under our annual cash incentive bonus plan for 2014. Please see the Non-Equity Incentive Compensation column of the Summary Compensation table above and the disclosure under the “Compensation Discussion and Analysis - Annual Cash Incentive Bonus”.

(3)	The option awards for Dr. Sing vest one-third annually on the anniversary of the grant date.
(4)
The amounts in this column reflect the aggregate grant date fair value of the stock awards and option awards computed based on the closing adjusted price as of the grant date in accordance with ASC Topic 718, "Stock-based Compensation."  For additional information, see notes 11 and 12 to the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards and Stock Vesting

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our Named Executive Officers as of December 31, 2014.

	Option Awards					Stock Awards
	Number of	Number of				Number of	Market Value
	Securities	Securities				Shares or	of Shares
	Underlying	Underlying				Units of	or Units
	Unexercised	Unexercised		Option		Stock That	of Stock
	Options	Options		Exercise	Option	Have Not	That Have
	(#)	(#)		Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(5)	($)(6)
Gerald Vento	481,855	240,927	(1)	14.95	07/02/2018	26,755	217,251

Jose Gordo	197,355	98,676	(2)	17.63	07/02/2018	61,568	499,932

Dr. Yen Wah Sing	—	100,000	(3)	19.32	04/23/2019	—	—

Timothy McDonald	85,265	170,529	(4)	12.29	12/12/2018	24,410	198,209

(1)	The remaining unvested stock options are scheduled to vest on December 31, 2015.
(2)	The remaining unvested stock options are scheduled to vest on December 31, 2015.
(3)	The remaining unvested stock options are scheduled to vest in one-third annual increments beginning April 23, 2015.
(4)	These remaining unvested stock options are scheduled to vest in two equal 50% increments on July 1, 2015 and July 1, 2016.
(5)
All shares in this column consist of restricted stock awards. The remaining shares of restricted stock granted to Mr. Vento vest on December 31, 2015. Of the restricted shares granted to Mr. Gordo, 52,356 of the shares related to pre-employment services vest on December 31, 2015, and will only vest on that date if the Company’s stock price reaches certain targets which have not yet been met. Mr. Gordo’s remaining restricted stock awards vest one-third annually at each of December 31, 2013, 2014 and 2015. Upon his termination of employment effective as of June 5, 2015, 17,706 shares of the restricted stock granted to Mr. McDonald will be vested.  The Board has agreed to accelerate vesting of his remaining 6,704 shares of restricted stock as of June 5, 2015.

(6)	Amounts in this column have been calculated using an assumed stock price of $8.12, the closing price of our ordinary shares on December 31, 2014, the last business day of our fiscal year 2014.

STOCK VESTED

The following table sets forth certain information regarding the vesting of shares of our restricted stock for each of our Named Executive Officers during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gerald Vento	26,756	217,259
Jose Gordo	9,211	74,793
Dr. Yen Wah Sing	—	—
Timothy McDonald	—	—

(1)
The aggregate dollar amount realized by the named executive officer upon the vesting of shares of our restricted stock was computed by multiplying the number of shares of our restricted stock that vested by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.  Nor do any of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements

Vento Agreement

On April 2, 2013, the Company entered into a definitive employment agreement and compensation arrangements with Gerald Vento (the "Vento Agreement"), in connection with his services as Chief Executive Officer and President of the Company.  Under the terms of the Vento Agreement, Mr. Vento’s compensation was retroactive to January 1, 2013 to coincide with Mr. Vento’s start date as Chief Executive Officer.

The term of employment is for three (3) years, beginning on January 1, 2013. Mr. Vento is paid an annual base salary of $500,000, subject to review each calendar year and possible increases in the sole discretion of the Board. Mr. Vento also received a signing bonus of $500,000. For each fiscal year of employment during which the Company employs Mr. Vento, he shall be eligible to receive a bonus based on the Company meeting certain performance criteria. Mr. Vento’s target annual bonus equals his annual base salary (the “Target Annual Bonus”). The annual bonus ranges from thirty-five percent (35%) to two hundred percent (200%) of the Target Annual Bonus. The annual bonus formula and performance criteria for each fiscal year is based: (i) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the fiscal year; and (ii) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the fiscal year.

Except as described below, Mr. Vento will only be entitled to receive an Annual Bonus if he is employed by the Company pursuant to the Vento Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Mr. Vento was granted on July 3, 2013, stock options to purchase 722,782 shares of the Company’s common stock at an exercise price of $14.95 per share (the “Options”).  In addition, Mr. Vento was granted on July 3, 2013, 80,267 restricted shares (the “Restricted Stock”). The Options and Restricted Stock are scheduled to vest as follows: one-third of the Options and Restricted Stock will vest on December 31, 2013, December 31, 2014 and December 31, 2015, subject to Mr. Vento’s continued employment by the Company. In the event that Mr. Vento’s employment is terminated by the Company without “Cause” or by Mr. Vento for “Good Reason” (as such terms are defined in Mr. Vento’s Stock Option Agreement), Mr. Vento will be credited with service through the date that is three (3) months after the termination date (the “Final Vesting Date”), and the Restricted Stock and Options will vest on a pro-rata basis through the Final Vesting Date. By way of example only, if Mr. Vento’s employment had been terminated by the Company without Cause or by Mr. Vento for Good Reason on June 1, 2014, he would have been credited with service through August 30, 2014, and 20/36th of the Restricted Stock and Options would have been vested, representing (a) (i) 17 months of employment (through May 31, 2014), plus (ii) an additional three months, divided by (b) the 36 month vesting schedule.  In addition, all unvested Options and Restricted Stock in the Company would have immediately become one hundred percent (100%) vested upon a Change of Control (as defined in the Vento Agreement). The Options would have expired immediately upon termination of Mr. Vento’s employment for Cause, and ninety (90) days after termination of Mr. Vento’s employment for any reason other than Cause. The Restricted Stock and any shares purchased through exercise of the Options would have been subject to sale restrictions for the term of the Agreement, as more particularly set forth in the agreements granting those equity interests.

Either Mr. Vento or the Company may terminate Mr. Vento’s employment under the Vento agreement for any reason upon not less than thirty (30) days prior written notice.

(i) Upon termination of Mr. Vento’s employment prior to a Change of Control by Mr. Vento for Good Reason or by the Company without Cause (as defined in the Vento Agreement), Mr. Vento will be entitled to a termination payment equal to one (1) times the sum of (a) Mr. Vento’s annual base salary at the time of such termination and (b) Mr. Vento’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(ii) Upon termination of Mr. Vento’s employment by the resignation of Mr. Vento without Good Reason or the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. Vento will be due no further compensation other than what is due and owing through the effective date of Mr. Vento’s resignation or termination (including any Annual Bonus that may be due and payable to Mr. Vento);

(iii) If upon or within six months subsequent to a Change of Control, Mr. Vento’s employment is terminated by Mr. Vento for Good Reason or by the Company without Cause, Mr. Vento will be entitled to and paid a termination payment equal to three (3) times the sum of (a) Mr. Vento’s annual base salary at the time of such termination and (b) Mr. Vento’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(iv) If Mr. Vento’s employment is terminated by Mr. Vento for Good Reason or by the Company without Cause 180 days prior to the Company’s execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Mr. Vento will receive an additional payment equal to the difference between (a) the change of control termination payment described in clause (iii)  and (b) any termination payment previously provided to Mr. Vento as described in clause (i).

Mr. Vento will not be entitled to any Severance Payment (as defined in the Vento Agreement) unless (i) Mr. Vento executes and delivers to the Company a general release of claims upon terms described in the Vento Agreement. The Company will deliver to Mr. Vento a copy of the release after the Company’s termination of Mr. Vento’s employment without Cause or Mr. Vento’s termination of employment for Good Reason.

Mr. Vento agrees (i) during the term of his employment and until two years after termination of employment, (A) he will not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. Vento may invest in securities of any public company so long as he does not beneficially own more than five percent (5%) of the class of public securities.  During the period of Mr. Vento’s employment and until three years after the termination of employment, Mr. Vento will not, without the Company’s prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries.  Mr. Vento also agrees to restrictive covenants with respect to confidentiality and work product.

Gordo Agreement

On May 8, 2013, the Company entered into an executive employment agreement with Jose Gordo, effective as of May 10, 2013 (the "Gordo Agreement"), relating to his service as Chief Financial Officer of the Company.

The term of employment is from May 10, 2013 through December 31, 2015. Pursuant to the Gordo Agreement, Mr. Gordo will receive an annual base salary in the amount of $325,000 subject to review each calendar year and possible increases in the sole discretion of the Board. Mr. Gordo also received a signing bonus of $325,000. For each fiscal year of employment during which the Company employs Mr. Gordo, Mr. Gordo shall be eligible to receive an  Annual Bonus based on the Company meeting certain performance criteria. Mr. Gordo's Target Annual Bonus will be $150,000, subject to review each calendar year and possible increase in the sole discretion of the Board. The Annual Bonus will range from thirty-five percent (35%) to two hundred percent (200%) of the Target Annual Bonus.  The Annual Bonus formula and performance criteria for each fiscal year will be based: (i) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the fiscal year; and (ii) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the fiscal year.

Except as described below, Mr. Gordo will only be entitled to receive an Annual Bonus if he is employed by the Company pursuant to the Gordo Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Mr. Gordo was granted on July 3, 2013, stock options to purchase 256,151 shares of the Company’s common stock at an exercise price of $17.63 per share (the “Options”).  In addition, Mr. Gordo was granted on July 3, 2013, 27,634 restricted shares (the “Restricted Stock”). The Options and Restricted Stock are to vest as follows: one-third of the Options and Restricted Stock are scheduled to vest on December 31, 2013, December 31, 2014 and December 31, 2015, subject to Mr. Gordo’s continued employment by the Company. Furthermore, Mr. Gordo was granted on July 3, 2013, 39,880 ordinary share options and 52,356 shares of restricted stock for services provided to the Company prior to his employment by the Company.  The options are scheduled to vest one-third annually on December 31, 2013, December 31, 2014 and December 31, 2015.  The restricted stock is scheduled to vest in full on December 31, 2015, however, the shares have a vesting based on the Company’s stock price reaching certain targets.  In the event that the targets are not met, the vesting is deferred until the targets are reached. In the event that Mr. Gordo’s employment is terminated by the Company without “Cause” or by Mr. Gordo for “Good Reason” (as such terms are defined in Mr. Gordo’s Stock Option Agreement), Mr. Gordo will be credited with service through the date that is three (3) months after the termination date (the “Final Vesting Date”), and the Restricted Stock and Options will vest on a pro-rata basis through the Final Vesting Date. By way of example only, if Mr. Gordo’s employment had been terminated by the Company without Cause or by Mr. Gordo for Good Reason on June 1, 2014, he would have been credited with service through August 30, 2014, and 20/36th of the Restricted Stock and Options would have vested, representing (a) (i) 17 months of employment (through May 31, 2014), plus (ii) an additional three months, divided by (b) the 36 month vesting schedule.  In addition, all unvested Options and Restricted Stock in the Company would have immediately become one hundred percent (100%) vested upon a Change of Control (as defined in the Gordo Agreement). The Options would have expired immediately upon termination of Mr. Gordo’s employment for Cause, and ninety (90) days after termination of Mr. Gordo’s employment for any reason other than Cause. The Restricted Stock and any shares purchased through exercise of the Options would have been subject to sale restrictions for the term of the agreement, as more particularly set forth in the agreements granting those equity interests.

Either Mr. Gordo or the Company may terminate Mr. Gordo's employment under the Gordo Agreement for any reason upon not less than thirty (30) days prior written notice.

(i) Upon termination prior to a Change of Control by the Company without Cause or by Mr. Gordo for good reason, each as defined in the Gordo Agreement, Mr. Gordo will be entitled to termination payment equal to one (1) times the sum of (a) Mr. Gordo's annual base salary at the time of such termination and (b) Mr. Gordo's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(ii) Upon termination of Mr. Gordo's employment by the resignation of Mr. Gordo without Good Reason or the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. Gordo will be due no further compensation other than what is due and owing through the effective date of Mr. Gordo's resignation or termination (including any Annual Bonus that may be due and payable to Mr. Gordo);

(iii) If upon or within six months subsequent to a Change of Control, Mr. Gordo's employment is terminated by Mr. Gordo for Good Reason or by the Company without Cause, Mr. Gordo will be entitled to and paid a termination payment equal to three (3) times the sum of (a) Mr. Gordo's annual base salary at the time of such termination and (b) Mr. Gordo's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(iv) If Mr. Gordo's employment is terminated by Mr. Gordo for Good Reason or by the Company without Cause 180 days prior to the Company’s execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Mr. Gordo will receive an additional payment equal to the difference between (a) the change of control termination payment described in clause (iii)  and (b) any termination payment previously provided to Mr. Gordo as described in clause (i).

Mr. Gordo will not be entitled to any Severance Payment (as defined in the Gordo Agreement) unless (i) Mr. Gordo executes and delivers to the Company a general release of claims upon terms described in the Gordo Agreement. The Company will deliver to Mr. Gordo a copy of the release after the Company’s termination of Mr. Gordo's employment without Cause or Mr. Gordo's termination of employment for Good Reason.

Mr. Gordo agrees (i) during the term of his employment and until two years after termination of employment, (A) he will not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. Gordo may invest in securities of any public company so long as he does not beneficially own more than five percent (5%) of the class of public securities.  During the period of Mr. Gordo's employment and until three years after the termination of employment, Mr. Gordo will not, without the Company’s prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries.  Mr. Gordo also agrees to restrictive covenants with respect to confidentiality and work product.

McDonald Agreement

On December 13, 2013, the Company entered into an executive employment agreement with Timothy R. McDonald, effective as of December 13, 2013 (the "McDonald Agreement"), relating to his service as Chief Operating Officer of the Company. The term of employment was from December 13, 2013 through December 31, 2016. Pursuant to the McDonald Agreement, Mr. McDonald will receive an annual base salary in the amount of $350,000 subject to review each calendar year and possible increases in the sole discretion of the Board. Mr. McDonald also received a signing bonus of $350,000. For each fiscal year of employment during which the Company employs Mr. McDonald, Mr. McDonald shall be eligible to receive an Annual Bonus based on the Company meeting certain performance criteria. Mr. McDonald's Target Annual Bonus will be $150,000, subject to review each calendar year and possible increase in the sole discretion of the Board. The Annual Bonus will range from thirty-five percent (35%) to two hundred percent (200%) of the Target Annual Bonus. The Annual Bonus formula and performance criteria for each fiscal year will be based: (i) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the fiscal year; and (ii) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the fiscal year.

Except as described below, Mr. McDonald will only be entitled to receive an Annual Bonus if he is employed by the Company pursuant to the McDonald Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Mr. McDonald was granted on December 13, 2013, stock options to purchase 255,794 shares of the Company’s common stock at an exercise price equal to $12.29 per share (the “Options”).  In addition, Mr. McDonald was granted on December 13, 2013, 24,410 restricted shares (the “Restricted Stock”). The Options are scheduled to vest as follows: one-third of the Options will vest on July 1, 2014, July 1, 2015, and July 1, 2016, subject to Mr. McDonald’s continued employment by the Company. The restricted stock is scheduled to vest in full on July 1, 2016.  In the event that Mr. McDonald’s employment is terminated by the Company without “Cause” or by Mr. McDonald for “Good Reason” (as such terms are defined in Mr. McDonald’s Stock Option Agreement), Mr. McDonald will be credited with service through the date that is three (3) months after the termination date (the “Final Vesting Date”), and the Restricted Stock and Options will vest on a pro-rata basis through the Final Vesting Date. By way of example only, if Mr. McDonald’s employment is terminated by the Company without Cause or by Mr. McDonald for Good Reason on June 1, 2015, he will be credited with service through August 30, 2015, and 21/36th of the Restricted Stock and Options will be vested, representing (a) (i) 18 months of employment (through May 31, 2015), plus (ii) an additional three months, divided by (b) the 36 month vesting schedule.  In addition, all unvested Options and Restricted Stock in the Company would have immediately become one hundred percent (100%) vested upon a Change of Control (as defined in the McDonald Agreement). The Options would expire immediately upon termination of Mr. McDonald’s employment for Cause, and ninety (90) days after termination of Mr. McDonald’s employment for any reason other than Cause. The Restricted Stock and any shares purchased through exercise of the Options would have been subject to sale restrictions for the term of the Agreement, as more particularly set forth in the agreements granting those equity interests.

Either Mr. McDonald or the Company may terminate Mr. McDonald's employment under the McDonald Agreement for any reason upon not less than thirty (30) days prior written notice.

(i) Upon termination prior to a Change of Control, by the Company without cause or by Mr. McDonald for Good Reason, each as defined in the McDonald Agreement, Mr. McDonald will be entitled to termination payment equal to one (1) times the sum of (a) Mr. McDonald's annual base salary at the time of such termination and (b) Mr. McDonald's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(ii) Upon termination of Mr. McDonald's employment by the resignation of Mr. McDonald without Good Reason or the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. McDonald will be due no further compensation other than what is due and owing through the effective date of Mr. McDonald's resignation or termination (including any Annual Bonus that may be due and payable to Mr. McDonald);

(iii) If upon or within six months subsequent to a Change of Control, Mr. McDonald's employment is terminated by Mr. McDonald for Good Reason or by the Company without Cause, Mr. McDonald will be entitled to and paid a termination payment equal to three (3) times the sum of (a) Mr. McDonald's annual base salary at the time of such termination and (b) Mr. McDonald's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(iv) If Mr. McDonald's employment is terminated by Mr. McDonald for Good Reason or by the Company without Cause 180 days prior to the Company’s execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Mr. McDonald will receive an additional payment equal to the difference between (a) the change of control termination payment described in clause (iii)  and (b) any termination payment previously provided to Mr. McDonald as described in clause (i).

Mr. McDonald will not be entitled to any Severance Payment (as defined in the McDonald Agreement) unless (i) Mr. McDonald executes and delivers to the Company a general release of claims upon terms described in the McDonald Agreement. The Company will deliver to Mr. McDonald a copy of the release after the Company’s termination of Mr. McDonald's employment without Cause or Mr. McDonald's termination of employment for Good Reason.

Mr. McDonald agrees (i) during the term of his employment and until two years after termination of employment, (A) he will not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. McDonald may invest in securities of any public company so long as he does not beneficially own more than five percent (5%) of the class of public securities.  During the period of Mr. McDonald's employment and until three years after the termination of employment, Mr. McDonald will not, without the Company’s prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries.  Mr. McDonald also agrees to restrictive covenants with respect to confidentiality and work product.

On May 6, 2015, the Company and Mr. McDonald reached agreement regarding termination of Mr. McDonald’s employment with the Company effective June 5, 2015.  The terms of the McDonald Agreement governed the terms of Mr. McDonald's employment with the Company during the fiscal year ended December 31, 2014 and will continue to govern the terms of his employment through June 5, 2015.  The mutually agreed upon separation will be treated as termination of Mr. McDonald’s employment by the Company without "cause" (as defined in the McDonald Agreement).  The Company and Mr. McDonald intend to enter into a Separation Agreement on or prior to June 5, 2015 that will set forth the payments to be made by the Company to Mr. McDonald, acceleration of 6,704 shares of Mr. McDonald’s restricted stock which would otherwise remain unvested, and a general release by Mr. McDonald as required by the terms of the McDonald Agreement.  The Company and Mr. McDonald also intend to enter into a Consulting Agreement on or prior to June 5, 2015 that will set forth the terms upon which Mr. McDonald will provide consulting services to the Company.

Except as described above, during the fiscal year ended December 31, 2014, none of our Named Executive Officers had any contract, agreement, plan, or arrangement that provides payments as a result of termination of employment, change in responsibilities of such executive, or change of control of the Company.

Payments Under Change of Control

Under the individual employment agreements of our Named Executive Officers, upon a Change of Control, each Named Executive Officer would be entitled to receive the following estimated payments.  These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which would only be known definitively at the time that they become eligible for payment and would only be payable if a Change of Control or termination, as applicable, would occur.  The table below reflects the amount that could be payable to our Named Executive Officers, assuming that the Change of Control and, if applicable, termination of the Named Executive Officers employment, occurred at December 31, 2014:

Name	Severance Amount ($)(1)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted Stock Units($)(2)	Total($)
Gerald Vento	3,000,000	-	217,251	3,217,251
Jose Gordo	1,425,000	-	499,932	1,924,932
Timothy McDonald	1,500,000	-	198,209	1,698,209

(1)
The severance amounts represent the maximum amounts payable under the senior executives’ change in control provisions of their employment agreements. These agreements provide that severance be paid at three times the total of annual base compensation and targeted cash incentive bonus amounts.

(2)
Based on the per share market price as of the end of our most recent fiscal year (December 31, 2014) of $8.12 per share. Based on the market price at the assumed measurement date, none of the executives’ ordinary share options had any intrinsic value.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2014, our Compensation Committee consisted of Tal Yaron-Eldar, Richard Harris, and Yoseph Dauber.

During 2014, none of the members of our Compensation Committee was an employee or officer of the Company. Further, during 2014, no Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.

Director Compensation

The following table sets forth information with respect to compensation for the directors listed during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	All Other Compensation ($)	Total ($)
Richard Harris(1)	85,000	(4)	135,240	--	220,240
Donald A. Burns(2)	100,000		135,240	--	235,240
Yoseph Dauber(3)	70,000		135,240	--	205,240
Tal Yaron-Eldar(3)	85,000	(4)	135,240	--	220,240
______________________
(1)
Mr. Harris served on the Audit Committee and Compensation Committee for all of fiscal year 2014.  Additionally, on April 23, 2014, Mr. Harris was awarded 7,000 shares of restricted stock under the Company's amended 2013 Plan and amended 2013 Israeli Plan that had a fair value of $135,240 at the date of grant. The shares vest in equal installments annually over three years on the anniversary date of the grant.

(2)
Mr. Burns has served as Chairman of the Board since January 1, 2013. As Chairman, Mr. Burns received $100,000 for his services for the year ended December 31, 2014. Additionally, on April 23, 2014, Mr. Burns was awarded 7,000 shares of restricted stock under the Company's amended 2013 Plan and amended 2013 Israeli Plan that had a fair value of $135,240 at the date of grant. The shares vest in equal installments annually over three years on the anniversary date of the grant.

(3)
Ms. Yaron-Eldar and Mr. Dauber served on the Audit Committee and Compensation Committee for all of fiscal year 2014. Additionally, on April 23, 2014, Ms. Yaron-Eldar and Mr. Dauber were each awarded 7,000 shares of restricted stock under the Company's amended 2013 Plan and amended 2013 Israeli Plan that had a fair value of $135,240 at the date of grant. The shares vest in equal installments annually over three years on the anniversary date of the grant.

(4)	Mr. Harris and Ms. Yaron-Eldar served on a special committee for three quarters during the year ended December 31 2014 and received $15,000 each for such services based on a fee of $20,000 per year.

The following table sets forth information with respect to outstanding vested and unvested director equity awards at December 31, 2014.

Name	Number of Restricted Stock Awards (vested / unvested)		Number of Stock Option Awards (vested / unvested)
Richard Harris (3)	(2,015 / 11,031	)(1)	( — / —)
Donald A. Burns (3)	(— / 7,000)		( — / —)
Yoseph Dauber (3)	(10,000 / 7,000	)(2)	(2,000 / —)
Tal Yaron-Eldar (3)	(10,000 / 7,000	)(2)	( — / —)
______________________
(1)
Mr. Harris received a grant of 6,046 ordinary shares, no par value, of the Company, in July 2013, under the Company's amended 2013 Plan and amended 2013 Israeli Plan which shares vest annually and equally over three years.

(2)	Mr. Dauber and Ms. Yaron-Eldar each received a grant of 10,000 ordinary shares, no par value, of the Company, in April 2011, which shares vest annually and equally over three years.
(3)
Mr. Harris, Mr. Burns, Mr. Dauber and Ms. Yaron-Eldar each received a grant of 7,000 ordinary shares, no par value, of the Company, in April 2014, under the Company's amended 2013 Plan and amended 2013 Israeli Plan which shares vest annually and equally over three years.

During fiscal year 2014, the Company’s non-employee directors received the following compensation:

•
A fixed annual payment of $50,000 (to be paid quarterly) for service as a member of the Board, and $100,000 for the Chairperson of the Board, plus, if applicable, a fixed annual payment of $20,000 (to be paid quarterly) for service as a member of each committee of the Board on which the director serves (the Audit Committee and Compensation Committee are to be considered one committee for these purposes), except for the Nominating Committee; provided, however, that the Chairman receives no additional fee for service on a committee.

•
Reimbursement of business expenses and travel and accommodation expenses incurred in the performance of duties as a member of the Board and/or any Board committee, including, for illustration purposes, business class flying tickets for overseas travels, suitable hotel accommodation, taxi and/or leased vehicles.

The following report of the Compensation Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted, The Compensation Committee

Tal Yaron-Eldar
Yoseph Dauber
Richard Harris

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 30, 2015, the number of our ordinary shares, which constitute our only voting securities, beneficially owned by (i) all shareholders known to us to own more than five percent (5%) of our outstanding ordinary shares, and (ii) each of our directors, (iii) each of our named executive officers, and (iv) by all of our current executive officers and directors as a group as of April 30, 2015. The data presented is based on information provided to us by the holders or disclosed in public filings with the SEC. The percentage of outstanding ordinary shares is based on 17,879,448 ordinary shares outstanding (excluding shares held in treasury) plus the ordinary shares issuable pursuant to ordinary share options and restricted share grants for each shareholder within 60 days of April 30, 2015.

Except where otherwise indicated, and except pursuant to community property laws, we believe, based on information furnished by such owners, that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares. The shareholders listed below do not have any different voting rights from any of our other shareholders.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent
Adams Street Partners, LLC (2)
One North Wacker Drive, Suite 2200
Chicago, IL 60606	1,976,861	11.1%
Herbert C. Pohlmann Jr. (3) 1290 N. Ocean Blvd. Palm Beach FL, 33480	1,250,000	7.0%

Jose Gordo(4)	215,777	1.2%
Dr. Yuen Wah Sing(5)	223,910	1.3%
Gerald Vento(6)	672,267	3.7%
Donald A. Burns	396,728	2.2%
Yoseph Dauber	31,780	*
Tal Yaron-Eldar	9,001	*
Richard Harris	6,364	*
Timothy R. McDonald(7)	85,265	*

Officers and directors as a group (8 persons)	1,641,526	9.2%
____________________________
*           Represents less than 1% of the outstanding ordinary shares.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power with respect to ordinary shares. Unless otherwise indicated below, to our knowledge, all persons included in this table have sole voting and dispositive power with respect to their ordinary shares, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of ordinary shares deemed outstanding includes shares issuable upon settlement of restricted ordinary shares held by the respective person or group that will vest within 60 days of the date hereof and pursuant to ordinary share options held by the respective person or group that are currently exercisable or may be exercised within 60 days of the date hereof, which we refer to as presently exercisable ordinary share options.

(2)	Information based on the Schedule 13G Amendment filed with the SEC on February 13, 2015 by Adams Street Partners, LLC.
(3)	Information based on the Schedule 13D Amendment filed with the SEC on April 24, 2012 by Herbert Pohlmann.
(4)	Includes 197,355 ordinary shares issuable pursuant to ordinary share options.
(5)	Includes 33,334 ordinary shares issuable pursuant to ordinary share options.
(6)	Includes 481,855 ordinary shares issuable pursuant to ordinary share options.
(7)	Includes 85,265 ordinary shares issuable pursuant to ordinary share options.

The following report of the Audit Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

REPORT OF THE AUDIT COMMITTEE

In the course of its oversight of the Company’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2014;

•
discussed with our independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;

•	discussed with BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) the firm’s independence; and

•	considered whether the provision of non-audit services by BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) is compatible with maintaining independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

By the Audit Committee,
Yoseph Dauber Tal Yaron-Eldar Richard Harris

PROPOSAL 3

APPROVAL OF THE EXTENSION OF THE EMPLOYMENT AGREEMENT,
WITH GERALD VENTO, THE COMPANY’S CHIEF EXECUTIVE OFFICER FOR ONE ADDITIONAL YEAR

The Companies Law requires that the terms of service and employment of the Company’s Chief Executive Officer (“CEO”) be approved by the Company’s Compensation Committee, the Board and, subject to exceptions described below, the shareholders of the Company.  The Compensation Committee and Board may also, in special cases, approve the terms of service and employment despite the objection of shareholders if such approval is obtained on the basis of detailed reasons after the terms of service and employment are again discussed and examined, including among other things, the shareholder objection.  The approval of the Compensation Committee and Board must be in accordance with the approved Compensation Policy, provided that in special cases the Compensation Committee and Board may approve the engagement not in accordance with the Compensation Policy if the approval is in accordance with the considerations and provisions required by the Companies Law to be included in a compensation policy.  The Company’s Compensation Committee and Board approved the one year extension of the terms of service and employment of Mr. Gerald Vento on May 26, 2015.

A description of the material provisions of Mr. Vento’s current Employment Agreement are described below and in further detail in the Employment Agreements section of this Proxy Statement that immediately follows the compensation tables above.

General Terms. Mr. Vento is employed as President and CEO of the Company and has all authority and responsibility commensurate with the President and CEO titles, including ultimate responsibility for and authority over all day-to-day matters and personnel of the Company.  The term of employment will be for an additional year, beginning on January 1, 2016.

Annual Base Salary.  Mr. Vento will be paid an annual base salary of $500,000.

Annual Bonus. For fiscal 2016, Mr. Vento shall be eligible to receive a bonus based on the Company meeting certain performance criteria.  Mr. Vento’s target annual bonus will equal his annual base salary (the “Target Annual Bonus”).  The annual bonus will range from thirty-five percent (35%) to two hundred percent (200%) of the Target Annual Bonus.  The annual bonus formula and performance criteria for each fiscal year will be based: (i) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the fiscal year; and (ii) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the fiscal year. The Company’s target revenue and target EBITDA will be set by the Compensation Committee and communicated to Mr. Vento no later than ninety (90) days after the start of each fiscal year.  For purposes of the Employment Agreement, “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization calculated in accordance with generally accepted accounting principles consistent with the application of such concepts in developing the Company’s annual budget, subject to adjustments for one-time occurrences outside the ordinary course of business as deemed appropriate by the Company’s Compensation Committee.

If the Company’s financial statements are restated for a period for which an Annual Bonus has been paid under the terms of the Agreement, the Annual Bonus amount for such period will be re-calculated by the Company (the “Recalculated Bonus Amount”).  In any such event, the difference between the Annual Bonus in question and the Recalculated Bonus Amount will be paid to or refunded by Mr. Vento, as applicable, not later than sixty (60) days after the restatement, provided that no such adjustments will be made at any time after the second anniversary of the Annual Bonus payment in question.

Except as described below under “Termination”, Mr. Vento will only be entitled to receive an Annual Bonus if he is employed by the Company pursuant to the agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Executive Benefits and Reimbursements.   Mr. Vento will be entitled to twenty (20) paid-time-off days of vacation per fiscal year. Mr. Vento will be eligible to participate in, without action by the Board or any committee thereof, any benefits and perquisites available to the executive officers of the Company, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of the Company now existing or that may be later adopted by the Company. The Company will reimburse Mr. Vento for all ordinary and necessary business expenditures made by Mr. Vento in connection with, or in furtherance of, his employment upon presentation by him of supporting information as may from time to time be reasonably requested by the Board.

Termination.  Either Mr. Vento or the Company may terminate Mr. Vento’s employment under this employment agreement for any reason upon not less than thirty (30) days prior written notice.

(i) Upon termination of Mr. Vento’s employment prior to a Change in Control by Mr. Vento for Good Reason or by the Company without Cause (as defined in Mr. Vento’s Employment Agreement, Mr. Vento will be entitled to a termination payment equal to one (1) times the sum of (a) Mr. Vento’s annual base salary at the time of such termination and (b) Mr. Vento’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case).

(ii) Upon termination of Mr. Vento’s employment by the resignation of Mr. Vento without Good Reason or the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. Vento will be due no further compensation other than what is due and owing through the effective date of Mr. Vento’s resignation or termination (including any Annual Bonus that may be due and payable to Mr. Vento).

(iii) If upon or within six months subsequent to a Change of Control, Mr. Vento’s employment is terminated by Mr. Vento for Good Reason or by the Company without Cause, Mr. Vento will be entitled to and paid a termination payment equal to three (3) times the sum of (a) Mr. Vento’s annual base salary at the time of such termination and (b) Mr. Vento’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case).

(iv) If Mr. Vento’s employment is terminated by Mr. Vento for Good Reason or by the Company without Cause 180 days prior to the Company’s execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Mr. Vento will receive an additional payment equal to the difference between (i) the change of control termination payment described in clause (iii)  and (ii) any termination payment previously provided to Mr. Vento as described in clause (i).

Under certain circumstances, Mr. Vento’s termination benefits would be reduced to the extent necessary so that no portion of those benefits is subject to the excise tax imposed under Section 4999 of the Code. However, if Mr. Vento’s benefits, net of all federal, state and local taxes (including the Section 4999 excise tax), would be greater than the reduced amount, Mr. Vento would receive the full benefits and pay the excise and other taxes.

Mr. Vento will not be entitled to any Severance Payment (as defined in the Employment Agreement) unless (i) Mr. Vento executes and delivers to the Company a general release of claims upon terms described in the Employment Agreement.  The Company will deliver to Mr. Vento a copy of the release after the Company’s termination of Mr. Vento’s employment without Cause or Mr. Vento’s termination of Employment for Good Reason.

Restrictive Covenants. Mr. Vento agrees (i) during the term of his employment and until two years after termination of employment, (A) he will not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. Vento may invest in securities of any public company so long as he does not beneficially own more than five percent (5%) of the class of public securities.  During the period of Mr. Vento’s employment and until three years after the termination of employment, Mr. Vento will not, without the Company’s prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries.  Mr. Vento also agrees to restrictive covenants with respect to confidentiality and work product.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the terms of Mr. Vento’s employment agreement, as filed with the SEC on April 8, 2013 as an attachment to the Company’s Current Report on Form 8-K, with an extension of the term for one additional year, are hereby approved and authorized.”

The Board and Compensation Committee recommend a vote “FOR” Proposal 3.

Shareholder approval of the proposal requires that either: (i) the majority voting in favor includes at least a majority of the shares of the voting shareholders who are not controlling shareholders and do not have a personal interest in the approval of the Compensation Policy (abstentions shall not be taken into account) or (ii) the total number of shares voted against the proposal among the shareholders mentioned in paragraph (i) does not exceed two (2) percent of the aggregate voting power in the company.

PROPOSAL 4
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the shareholders of the Company may cast an advisory and non-binding vote at the Meeting in relation to the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.  The Company's practice, which was approved by its shareholders at the 2012 annual general meeting of shareholders, is to conduct this non-binding vote every three years. Accordingly, we are asking our shareholders to approve the following advisory resolution:

"RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement for the 2015 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion in this proxy statement."

In deciding how to vote on this proposal, you are encouraged to consider the Company's executive compensation philosophy and objectives as contained in the Compensation Discussion and Analysis section above.  Our executive compensation program utilizes elements including base salary, annual cash incentive bonus, periodic grants of restricted stock and options exercisable for ordinary shares, and health and other benefits to achieve the following goals:

•	attract, retain and reward executive officers who contribute to our success;
•	align executive officer compensation with our performance; and
•	motivate executive officers to achieve our business objectives.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or the Company, the Compensation Committee values the opinions of the Company's shareholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding the Company's executive compensation program.  Unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, the next "say-on-pay" advisory vote will be held at the 2018 annual general meeting of shareholders.

The Board and the Compensation Committee recommend a vote "FOR" Proposal 4.

The affirmative vote of the holders of a simple majority of the voting power represented at the Meeting in person or by proxy and voting on this matter is necessary to approve this resolution.

PROPOSAL 5

REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board has approved the reappointment of BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) as the Company’s independent registered public accountants (collectively referred to as "BDO") for the year ending December 31, 2015, as well as the authorization of the Company’s Board, subject to the approval by the Audit Committee, to fix the remuneration of the accountants in accordance with the volume and nature of their services.  The Board has further directed that management submit the selection of independent public accountants for ratification by the shareholders at the Meeting.  Representatives of BDO USA, LLP and BDO Zif Haft, Certified Public Accountants (Isr) are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Under Israeli law, shareholder approval is required to reappoint BDO USA, LLP and BDO Zif Haft, Certified Public Accountants (Isr) as our independent registered public accountants.

Independent Auditor Fees and Services

The following table sets forth fees for professional services provided by BDO USA LLP and BDO Ziv Haft, Ltd., (“BDO”), the Company’s current independent registered public accountant, for the audit of the Company’s consolidated financial statements for fiscal years 2014 and 2013, and fees billed for audit-related and other services (in thousands):

	2014	2013
Audit fees (1)	$753	$785
Audit-related fees (2)	40	--
Tax fees (3)	120	152
All other fees (4)	57	--
Total fees	$970	$937

(1)
Represents aggregate fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial statements, reviews of our quarterly financial statements and audit services provided in connection with the filings of Form 8-K, and other statutory or regulatory filings. Audit Fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

(2)	Represents fees for professional services provided by BDO in connection with diligence work performed on behalf of the Company.
(3)	Represents aggregate fees for professional services provided in connection with tax compliance, tax planning and tax advice.
(4)
Represents fees for professional services rendered and costs incurred by BDO in response to a regulatory inquiry related to the Company that concluded during the year without any recommended enforcement action.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee is responsible for the oversight of our independent registered public accountants’ work. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Additional services may be pre-approved by the Audit Committee on an individual basis. The Audit Committee has delegated pre-approval authority to its chairman when necessary due to timing considerations. Any services approved by the chairman must be reported to the full Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies, and the fees for the services performed to date.  Our Audit Committee pre-approved all audit and non-audit services provided by our independent accountants during 2013 and 2014 and the fees paid for such services.

The Board recommends a vote “FOR” Proposal 5.

The affirmative vote of the holders of a simple majority of the voting power represented at the Meeting in person or by proxy and voting on this matter is necessary to approve this proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during the most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our last fiscal year, we believe that each of our executive officers and directors reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal year 2014, except for Mr. Dauber who filed one late report regarding one transaction required by Section 16(a) during fiscal year 2014.

Other Business

The Company’s management is not aware of any other business to be transacted at the Meeting.  However, if any other matters are properly presented to the Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

Shareholders are urged to complete and return their proxies promptly in order to, among other things, ensure actions by a quorum and to avoid the expense of additional solicitation.  If the accompanying proxy is properly executed and returned in time for voting, and a choice is specified, the ordinary shares represented thereby will be voted as indicated therein.  If no specification is made, the proxy will be voted in favor of each of the proposals described in this proxy statement.

Where to Find More Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, accompanies this proxy statement.

You may read any reports, statements or other information that the Company files with or furnishes to the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street NE
Washington, D.C. 20549

These SEC filings and submissions are also available to the public from commercial document retrieval services and at the Internet at http://www.sec.gov and http://vocaltec.com.

Appendix A - STATEMENT OF A CANDIDATE TO SERVE AS A DIRECTOR

Date: ___________, 2015

To: magicJack VocalTec Ltd. (the “Company”)

Re: Declaration of a Nominee as a Director in a Public Company in Accordance with the Companies Law, 5759-1999 (“the Law”)

The undersigned hereby declares to magicJack VocalTec Ltd. (the “Company”), effective as of ______________, as follows:

I am making this statement as required under Section 224B of the Israeli Companies Law, 1999. Such provision requires that I make the statements set forth below prior to, and as a condition to, the submission of my election as a director of the Company to the approval of the Company’s shareholders.

I possess the necessary qualifications and have the ability to dedicate the appropriate time for the purpose of performing my service as a director in the Company.

My qualifications were presented to the Company. In addition, attached hereto is my resume, which includes a description of my academic degrees, as well as previous experience relevant for the evaluation of my suitability to serve as a director.

I am not restricted from serving as a director of the Company under any items set forth in Sections 2261-2272 Israeli Companies Law, 1999.

I am aware that pursuant to Section 241 of the Israeli Companies Law, 1999 this statement shall be presented at the meeting of the Company’s shareholders in which my election shall be considered, shall be kept in the Company’s registered office and shall be available for review by any person.

IN WITNESS WHEREOF, the undersigned have signed this statement as of the date set forth above.

Signature:

Name:
_______________________
1As of the date hereof, Section 226 of the Israeli Companies Law, 1999 provides that a candidate shall not be appointed as a director of a public company if he/she has been convicted by a final judgment of one or more offences specified below, unless five years have elapsed from the date the convicting judgment was granted or if the court has ruled, at the time of the conviction or thereafter, that he/she is not prevented from serving as a director of a public company:

(1) offenses under Sections 290-297 (bribery), 392 (theft by an officer), 415 (obtaining a benefit by fraud), 418 (forgery), 422-428 (fraudulent solicitation, false registration in the records of a legal entity, manager and employee offences in respect of a legal entity, concealment of information and misleading publication by a senior officer of a legal entity, fraud and breach of trust in a legal entity, fraudulent concealment, blackmail using force, blackmail using threats) of the Israel Penal Law 5737-1997; and offences under sections 52C, 52D (use of inside information), 53(a) (offering shares to the public other than by way of a prospectus, publication of a misleading detail in the prospectus or in the legal opinion attached thereto, failure to comply with the duty to submit immediate and period reports) and 54 (fraud in securities) of the Israel Securities Law 5728-1968;

(2) conviction by a court outside of the State of Israel of an offence of bribery, fraud, offences of directors/managers in a corporate body or exploiting inside information;

(3) conviction of any other offence that the court has ruled that due to its nature, severity or its circumstances the candidate is not fit to serve as a director of a public company.

2 As of the date hereof, Section 227 of the Israeli Companies Law, 1999 provides that a candidate shall not be appointed as a director of a company if he/she is a minor, legally incompetent, was declared bankrupt and not discharged, and with respect to a corporate body – in case of its voluntary dissolution or if a court order for its dissolution was granted.

MAGICJACK VOCALTEC LTD.
12 BENNY GAON STREET, BUILDING 2B
POLEG INDUSTRIAL AREA, NETANYA, ISRAEL 42504
PROXY
THE PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of magicJack VocalTec Ltd. (the “Company”) hereby appoints Tal Yaron-Eldar and Dvir Salomon, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote on behalf of the undersigned all the ordinary shares of the Company which the undersigned is entitled to vote at the annual general meeting of shareholders (the “Meeting”) to be held in the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Round Building, 39th Floor, Tel Aviv 6701101 at 10:00 a.m. Israel time on July 8, 2015, and at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this Proxy, which are more fully described in the Notice of Annual General Meeting of Shareholders and Proxy Statement relating to the Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made with respect to any matter, this Proxy will be voted FOR such matter, to the extent permitted by law and stock exchange rules. Abstentions will be counted as present for purposes of determining a quorum and will not be counted as voting on the proposal in question. Any and all proxies heretofore given by the undersigned are hereby revoked.

The undersigned acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement relating to the Meeting.

(Continued and to be signed on the reverse side)

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
MAGICJACK VOCALTEC LTD.

July 8, 2015

Please sign, date and mail your proxy card in the
Envelope provided as soon as possible

Please detach along perforated line and mail in the envelope provided

1.To approve the re-election of the following persons to serve as directors of the Company until the next annual general meeting of shareholders to be held in 2016 and until their successors have been duly elected and qualified;

Mr. Donald A. Burns	FOR	AGAINST	ABSTAIN
Mr. Richard Harris	FOR	AGAINST	ABSTAIN
Dr. Yuen Wah Sing	FOR	AGAINST	ABSTAIN
Mr. Gerald Vento	FOR	AGAINST	ABSTAIN
2. To approve the re-election of Mr. Yoseph Dauber to serve as an external director of the Company for a term of three years in accordance with the provisions of the Israeli Companies Law;	FOR	AGAINST	ABSTAIN
Are you a controlling shareholder in the Company or do you have a personal interest in the approval of Proposal 2 (excluding a personal interest not due to a relationship with the controlling shareholder)? (Note: You must respond for your vote to be counted);
	YES	NO
3. To approve a one year extension of the Employment Agreement with Mr. Vento;	FOR	AGAINST	ABSTAIN
Are you a controlling shareholder in the Company or do you have a personal interest in the approval of Proposal 3? (Note: You must respond for your vote to be counted);	YES	NO
4. Advisory vote on executive compensation; and	FOR	AGAINST	ABSTAIN
5. To approve the reappointment of BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) as the Company’s independent registered public auditor for the year ending December 31, 2015 and authorize the Company’s Board of Directors, subject to the approval by the Audit Committee, to fix the compensation of the auditors in accordance with the volume and nature of their services;
	FOR	AGAINST	ABSTAIN

Signature of  Shareholder______________________ Date:_________                                                                                               Signature of Shareholder ___________________Date:_________

Note:
Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.